As filed with the Securities and Exchange Commission on April 25, 1997
                                                           Registration No. 333-

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                             CHARTWELL LEISURE INC.
             (Exact name of registrant as specified in its charter)

                             ----------------------

           DELAWARE                                                  22-3326054
(State or other jurisdiction of      605 Third Avenue      (I.R.S. Employer Identification Number)
incorporation or organization)   New York, New York 10158
                                      (212) 692-1400

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ----------------------

                                Richard L. Fisher
                Chairman of the Board and Chief Executive Officer
                                605 Third Avenue
                            New York, New York 10158
                                 (212) 692-1400

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ----------------------

                                   Copies to:

                             John N. Turitzin, Esq.
                                Battle Fowler LLP
                               75 East 55th Street
                            New York, New York 10022
                                 (212) 856-7000

                             ----------------------

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / X /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                             ----------------------


                                                   CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                      Amount to Be           Proposed            Proposed
              Title of Each Class of                   Registered        Maximum Offering    Maximum Aggregate       Amount of
           Securities to Be Registered                                Price Per Security(1) Offering Price (1)   Registration Fee
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, $.01 par value per share............  2,090,719 shares         $13.4375           $28,094,036           $8,514
------------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933 and based on the average of the high and low prices of the Common Stock of the Registrant reported on the NASDAQ National Market on April 23, 1997 of $13 7/16 and $13 7/16.

                             ----------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

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C/M:  11752.0018 477989.6

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS          SUBJECT TO COMPLETION, DATED APRIL 25, 1997

                                2,090,719 Shares
                             Chartwell Leisure Inc.
                                  Common Stock
                           (par value $.01 per share)

                             ----------------------

     Of the 2,090,719 shares (the "Shares") of common stock, par value $.01 per share ("Common Stock"), of Chartwell Leisure Inc. ("Chartwell" or the "Company") offered hereby (the "Offering"), 658,929 shares are outstanding shares of Common Stock that may be sold from time to time by Baron Asset Fund ("Baron" and a "Selling Stockholder"), 1,000,000 shares are outstanding shares of Common Stock that may be sold from time to time after August 1, 1997 by funds managed by affiliates of Brahman Management LLC and its affiliates (collectively, "Brahman" and each, a "Selling Stockholder") and 431,790 shares of Common Stock are shares that have been, or that may be, acquired by holders of certain options to purchase shares of Common Stock (the "HFS Option Holders" and each, a "Selling Stockholder" and together with Baron and Brahman, the "Selling Stockholders") upon the exercise of options granted pursuant to HFS Incorporated's 1992 Incentive Stock Option Plan (the "HFS Option Plan").

     This Prospectus also relates to offers and resales by certain HFS Option Holders who may be deemed to be affiliates of the Company (each, an "Affiliate Selling Stockholder" and together, the "Affiliate Selling Stockholders"), as that term is defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act"), of shares of Common Stock that have been, or that may be, acquired by those Affiliate Selling Stockholders upon the exercise of their options under the HFS Option Plan. See "Selling Stockholders."

     The Company has undertaken to register the Shares, all of which are, or will be, owned beneficially and of record by the Selling Stockholders, under the Securities Act pursuant to a registration statement to be declared effective and to remain effective until the earlier of the distribution of the Shares has been completed in accordance with the Plan of Distribution or the Selling Stockholders notify the Company of their intent to rely exclusively on Rule 144 under the Securities Act. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company has agreed to bear all expenses relating to this Offering, other than underwriting discounts and commissions and any transfer taxes on the Shares being offered. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. See "Plan of Distribution."

     The Shares may be offered by the Selling Stockholders from time to time in transactions over one or more stock exchanges, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of the customary commissions). To the extent required, the specific shares to be sold, the names of the Selling Stockholders, the public offering price, the name of such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. The Selling Stockholders and any broker-dealers, agents or underwriters that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

     The Common Stock is traded in the NASDAQ Market under the symbol "CHRT." On April 24, 1997, the last sale reported for the Common Stock on the NASDAQ National Market was $133/8 per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                -----------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE
                  COMMISSION OR ANY STATE SECURITIES COMMISSION
                     PASSED UPON THE ACCURACY OR ADEQUACY OF
                       THIS PROSPECTUS. ANY REPRESENTATION
                              TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                                -----------------

                 The date of this Prospectus is ________, 1997.

C/M:  11752.0018 477989.6

     No dealer, salesman or any other person is authorized in connection with the offering made hereby to give any information or to make any representation not contained in or incorporated by reference in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Common Stock offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereby shall under any circumstances imply that the information contained herein is correct as of any date subsequent to the date hereof.

     No action has been or will be taken in any jurisdiction by the Company that would permit an offering of Common Stock or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons into whose possession this Prospectus comes are required by the Company to inform themselves about and to observe any restrictions as to the offering of the Shares and the distribution of this Prospectus.

     In this Prospectus references to "dollars" and "$" are to United States dollars unless otherwise stated, and the terms "United States" and "U.S." mean the United States of America, its states, its territories, its possessions and all areas subject to jurisdiction.



                                TABLE OF CONTENTS

                                                                           Page
Additional Information........................................................3
Incorporation of Certain Information by Reference.............................3
Prospectus Summary............................................................4
Risk Factors................................................................. 6
The Offering.................................................................11
Dividend Policy..............................................................11
Description of Capital Stock.................................................12
Shares Eligible for Future Sale..............................................14
Selling Stockholders.........................................................16
Plan of Distribution.........................................................17
Legal Matters................................................................18
Experts......................................................................18



             CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The factors discussed under "Risk Factors," among others, could cause actual results to differ materially from those contained in forward-looking statements made in this Prospectus, filings by the Company with the Securities and Exchange Commission (the "Commission"), in the Company's press releases and in oral statements made by authorized officers of the Company. When used in this Prospectus, the words "estimate," "project," "anticipate," "expect," "intend," "believe," and similar expressions are intended to identify forward-looking statements.

C/M:  11752.0018 477989.6

                             ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statement and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected without charge at the office of the Commission at the Public Reference Section located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies thereof may be obtained from the Commission upon payment of the prescribed fees. The Commission also maintains a site on the World Wide Web, the address of which is http://www.sec.gov., that contains reports, proxy and information statements and other information regarding issuers, such as the Company, that file electronically with the Commission. Such reports, proxy statements and other information concerning the Company can also be inspected at the office of the National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 20006, which supervises the NASDAQ National Market on which the Company's Common Stock is traded.

     The Company has filed with the Commission in Washington, D.C., a Registration Statement on Form S-3 (of which this Prospectus is a part) under the Securities Act of 1933, with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and such exhibits and schedules.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed with the Commission are incorporated in this Prospectus by reference:

          (i) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 0-24794) filed with the Commission on March 28, 1997; and

          (ii) The Company's Current Report on Form 8-K/A filed with the Commission on February 7, 1997, as amended by the Company's Current Report on Form 8-K/A filed with the Commission on February 26, 1997.

          (iii) The description of the Common Stock which is contained under the headings "Description of Company Capital Stock" and "Purposes and Effects of Certain Provisions of the Charter and Bylaws" in the Company's Amendment No. 2 to General Form for Registration of Securities on Form 10/A filed with the Commission on November 2, 1994.

     All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and, prior to the termination of the Offering, shall be deemed incorporated by reference in this Prospectus and to be part of this Prospectus from the date of the filing of such reports. The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be directed to Chartwell Leisure Inc., 605 Third Avenue, New York, New York 10158 (telephone (212) 692-1400), Attention: Douglas H. Verner, Esq.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                       -3-
C/M:  11752.0018 477989.6

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES THERETO INCORPORATED BY REFERENCE IN THIS PROSPECTUS. EACH INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY PRIOR TO MAKING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY.


                                   THE COMPANY

     Chartwell Leisure Inc. owns, directly or with joint venture partners, 130 hotel properties in both the full-service and limited-service segments, including approximately 11,410 guest rooms, located in 25 states and six Canadian provinces. In the full-service segment, Chartwell operates 27 hotels aggregating approximately 5,430 (of which 5,266 rooms represent Chartwell's ownership interest) guest rooms that contributed 63% of Chartwell's gross room revenues (including gross room revenues of unconsolidated joint ventures) during the twelve-month period ended December 31, 1996 on a pro forma basis. Chartwell's remaining 103 hotels, consisting of approximately 5,980 (of which 3,658 rooms represent Chartwell's ownership interest) rooms, operate in the limited-service segment, principally under the Travelodge brand. Chartwell's strategy is to be an opportunistic acquiror and developer of diversified hotel properties that it believes provide the potential for cash flow and earnings growth, principally through rebranding, repositioning, reimaging and remarketing.

     Chartwell was spun off from HFS Incorporated ("HFS") in 1994 and until late 1995 was engaged in the business of investing in casino gaming facilities. In December 1995, an investment group ("CL Associates") primarily consisting of members of the Fisher Brothers family and a trust for the benefit of Gordon Getty and members of his family acquired a 16.6% equity interest in Chartwell by purchasing newly issued shares of its Common Stock. In connection with that purchase, Richard L. Fisher, a member of the Fisher Brothers family, was elected to Chartwell's Board of Directors and to the chairmanship of Chartwell's executive committee. At the same time, Chartwell's Board of Directors decided to redirect the focus of Chartwell's business from gaming to lodging and Chartwell agreed to acquire full and partial interests in 115 Travelodge hotels (the "Travelodge Acquisition"), consisting of approximately 8,000 guest rooms, from Forte Hotels, Inc. ("Forte Hotels") for approximately $99.0 million (a cost of approximately $13,000 per guest room after accounting for joint venture interests and other assets acquired).

     In connection with the closing of the Travelodge Acquisition in January 1996, Chartwell agreed in principle to issue four million shares of Common Stock for an aggregate purchase price of $57 million (the "CL Associates/FSNL Investment") to an expanded investment group consisting of CL Associates and a limited liability company owned principally by a trust for the benefit of Charles de Gunzburg ("FSNL"), Mr. Fisher was elected Chairman and Chief Executive Officer of Chartwell, a new senior management team was assembled, and Mr. Fisher and that new management team began to implement Chartwell's current strategy. Since that time, Chartwell has (i) acquired 21 Travelodge hotels in Canada (including a one-half interest in a joint venture) totalling approximately 3,500 guest rooms, for approximately $77.0 million (a cost of approximately $22,000 per guest room) (the "Canadian Acquisition"), (ii) obtained the 30-year exclusive and perpetual, subject to certain conditions, master franchise license for the Travelodge brand in Canada, (iii) obtained the 30-year exclusive master license for the Travelodge brand in Mexico, (iv) formed a joint venture ("Chartwell de Mexico") with Grupo Piasa, S.A. de C.V., a diversified Mexican real estate and development company ("Grupo Piasa"), for the purpose of developing and operating Travelodge hotels throughout Mexico, and (v) formed a strategic alliance with Hilton Inns, Inc. ("Hilton") in which Chartwell will develop, own, manage and operate at least 20 Hilton Garden Inn hotels in target markets nationwide under a franchise license. Chartwell has curtailed future activities in the gaming industry and, during the twelve-month period ended December 31, 1996, derived no operating revenues from gaming.


                                   BACKGROUND

     The Company's original gaming business was conducted as a division of HFS from August 1993 until September 1994, when the Company was formed as National Gaming Corp., a Delaware corporation and a wholly owned subsidiary of HFS created for the purpose of carrying on that business. In November 1994, the Company became an independent public company when HFS distributed all of the outstanding shares of the Company's Common Stock to the stockholders of HFS (the "Distribution"). In January 1996, the Company's name was changed to National

                                       -4-
C/M:  11752.0018 477989.6

Lodging Corp., and on August 8, 1996, the Company's name became Chartwell Leisure Inc. The Company's principal executive offices are located at 605 Third Avenue, New York, New York 10158, and its telephone number is (212) 692-1400. Unless the context otherwise requires, all references in this Prospectus to the Company include the Company, its subsidiaries and their respective predecessors, and references to "hotels" include both hotels and motels.



                                       -5-
C/M:  11752.0018 477989.6

                                  RISK FACTORS

     Prospective  investors should consider carefully the following factors,  in
addition  to  the  other  information  contained  in  this  Prospectus,   before
purchasing the shares of Common Stock offered hereby.

Expansion Risks

     The Company's strategy includes increasing the number of its hotels through the acquisition and the redevelopment of existing hotels and development of new hotels. The Company's ability to expand depends on a number of factors, including the selection and availability of suitable locations at acceptable prices, the hiring and training of sufficiently skilled management and personnel and the availability of financing. There can be no assurance that financing, or desirable locations for acquisitions or new development, will be available or, if available, will be on terms acceptable to the Company.

     Acquisition Risks. Expansion by acquisition of hotels entails risks that investments will fail to perform in accordance with expectations and that the anticipated costs of renovation or conversion will prove inaccurate, as well as general investment risks associated with any new real estate investment. In connection with acquired properties, the Company will incur additional costs relating to renovation and, if applicable, rebranding activities and operating expenses, which could adversely affect the Company's financial performance.

     Development Risks. Expansion by development of new hotels is subject to a number of risks, including site acquisition cost and availability, risks of construction delay, inclement weather and labor or material shortages or cost overruns, risks that properties will not achieve anticipated occupancy levels or sustain expected room rate levels and commencement risks such as receipt of zoning, occupancy and other required governmental permits and authorizations, which in each case could adversely affect the Company's financial performance. Newly opened hotels generally begin with lower occupancy and room rates and improve those rates over time.

     Redevelopment Risks. The redevelopment of hotels involves risks associated with construction and renovation of real property, including the possibility of construction cost overruns and delays due to various factors (including receipt of regulatory approvals, inclement weather and labor or material shortages) and market or site determination after acquisition or renovation. The operations at the hotels under redevelopment can be substantially curtailed during portions of the redevelopment activity.

     There can be no assurance that the Company's expansion strategy will be implemented successfully. The Company's inability to successfully implement its expansion plan would limit the Company's ability to increase its revenue base. Furthermore, there can be no assurance that suitable hotel acquisition candidates or development sites will be located, that hotel acquisitions can be consummated successfully or that acquired or developed hotels can be operated profitably or integrated successfully into the Company's operations.

Lodging Industry Risks

     The lodging industry in general may be adversely affected by such factors as changes in national and regional economic conditions (particularly in geographic areas in which the Company has a high concentration of hotels), changes in local market conditions, oversupply of hotel space or a reduction in local demand for rooms and related services, competition in the hotel industry, changes in interest rates, the availability of financing and other factors relating to the operation of hotels.

     Operating Risks. Operating factors affecting the Company and the lodging industry generally include (i) competition from other hotels, motels and recreational properties, (ii) demographic changes, (iii) the recurring need for renovations, refurbishment and improvements of hotels and increased expenses related to hotel security, (iv) restrictive changes in zoning and similar land use laws and regulations, or in health, safety, disability and environmental laws, rules and regulations, (v) changes in government regulations that influence or determine wages, prices or construction costs, (vi) changes in the characteristics of hotel locations, (vii) the inability to secure property and liability insurance to fully protect against all losses or to obtain such insurance at reasonable costs, (viii) changes in real estate tax rates and other operating costs, (ix) changes or cancellations in local tourist, athletic or cultural events, (x) changes in travel patterns that may be affected by increases in transportation costs or gasoline prices, changes in airline schedules and fares, strikes, weather patterns or relocation or construction of highways, (xi) increases in operating expenses and litigation as a result of injuries to guests, and (xii) changes in brand identity and

                                       -6-
C/M:  11752.0018 477989.6
reputation. Unexpected or adverse changes in any of the foregoing factors could have a material adverse effect on the Company's business, assets, financial condition or results of operations.

     Cyclicality. The hotel industry is subject to periods of cyclical growth and downturn. In the past, the hotel industry has experienced cyclical downturns resulting from, among other things, overbuilding in the industry and sluggish general economic conditions in the United States. There can be no assurance that downturns or prolonged adverse conditions in the hotel industry, in real estate or capital markets or in national or local economics will not have a material adverse impact on the Company. In addition, the Company's hotels are located throughout the United States and Canada, but the Company has a geographic concentration of hotels in the State of California. As a result, the Company's cash flow may be affected by economic conditions and demand for hotel rooms within the State of California.

     Seasonality. The hotel industry is seasonal in nature. Room occupancy rates at the Company's hotels are affected by normally recurring seasonal patterns and, in most locations in the United States and Canada, are higher in the late spring through early fall months (May through October) than during the balance of the year, with the lowest occupancy rates occurring in the first quarter of the year. As a result, the Company expects to experience seasonal lodging revenue patterns similar to the hotel industry with the summer months, due to the increase in leisure travel, producing a higher revenue than in other periods during the year.

Importance of Franchisor Relationships

     Substantially all of the Company's hotels are operated under the Travelodge brand name pursuant to franchise agreements with affiliates of HFS. The Company expects that substantially all of the hotels that it acquires or develops in the future will be operated under hotel brands franchised by major hotel franchisors. While the Company believes that franchise arrangements offer the Company competitive advantages over nonfranchised lodging properties, the value of a brand name under which the Company's hotels operate and, as a result, the Company's business as a whole, could be adversely affected by a number of factors relating to the franchisor of that brand over which the Company has no control. These risks include the general reputation of the brand and the success of the franchisor's marketing efforts. In addition, pursuant to the terms of an applicable franchise agreement, a franchisor can terminate the agreement if, among other things, its quality standards are not maintained or if payments due are not made in a timely fashion. If any of the franchise agreements were terminated by the franchisor, the Company could explore entering into a franchise agreement with another franchisor. There can be no assurance, however, that a desirable replacement relationship would be available.

Risks Associated with International Operations

     The Company has begun to expand its hotel operations in Mexico and Canada. As a result, the Company's operations may be affected adversely as a result of political changes or instability, general economic conditions, the imposition of regulations relating to the ownership of hotel properties or real estate or the franchising of hotel properties, the imposition of taxes, and other charges on international business activities, in Mexico or Canada, and the fluctuations in the value of the U.S. dollar against the Canadian dollar or the Mexican peso, as the case may be, or restrictions on international currency transactions.

Risks of New Management Team

     The  Company's  senior  management  team,  including  the  Chief  Executive
Officer, the President, the Chief Operating Officer and the Chief Financial Officer, have been appointed only recently and have had only a limited opportunity to work as a management team. As a result, there can be no assurance that the Company's management team will be successful in managing the operations of the Company or be able to effectively implement the Company's business and expansion strategy.

Reliance on Current Management

     Although the Company's management team includes individuals with substantial experience in operating, managing, developing and acquiring hotels and real estate properties, the Company relies upon the services and expertise of Richard L. Fisher, the Company's Chairman and Chief Executive Officer, and Martin L. Edelman, a Director and the Company's President. The occurrence of any event which would cause the Company to lose the services of either of Messrs. Fisher or Edelman could have a material adverse effect on the Company. The Company

                                       -7-
C/M:  11752.0018 477989.6
has purchased $5 million key-man life insurance policies covering each of Messrs. Fisher and Edelman. There is no assurance, however, that the Company will continue to maintain such insurance policies in effect or that any proceeds thereof would be sufficient to compensate the Company for the loss of services of either of Messrs. Fisher or Edelman. In addition to the substantial amounts of time that Messrs. Fisher and Edelman devote to the Company's business activities, both Messrs. Fisher and Edelman engage in other business activities. Neither Mr. Fisher nor Mr. Edelman has an employment agreement with the Company.

Relationship with HFS

     In addition to the Company's relationship with HFS as the franchisor of the Travelodge brand name under which substantially all of the Company's hotels operate, $75 million of the Company's borrowings under its Credit Facility among the Company, Chartwell Canada Corp., which is a subsidiary of the Company, the Chase Manhattan Bank, as Administrative Agent, The Bank of Nova Scotia, as Syndication Agent, and the Banks (as defined therein) from time to time parties thereto (the "Credit Facility") are currently guaranteed by HFS. The amount and availability of the Credit Facility could be adversely affected by adverse changes in the financial condition of HFS.

Conflicts of Interest

     Three members of the Company's Board of Directors also serve as directors of HFS. As a result, there is substantial overlap in the boards of directors of the Company and HFS. Due to such commonality of management, certain conflicts of interest may arise with respect to the administration of the ongoing relationships between HFS and the Company. In particular, conflicts may arise with respect to various agreements, such as franchise agreements, entered into between the Company and HFS. It is anticipated that these conflicts of interest, to the extent that they arise, will be resolved by disinterested directors. The resolution of these conflicts of interests may, however, be more difficult than would otherwise be the case due to the level of commonality between the Company's and HFS' board of directors.

Risks Associated With Owning Real Estate

     The Company's investments will be subject to varying degrees of risk generally incident to the ownership of real estate. These risks include, among others, changes in national, regional and local economic conditions, local real estate market conditions, changes in interest rates and in the availability, cost and terms of financing, the potential for uninsured casualty and other losses, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older structures, civil unrest, acts of God, including earthquakes, flooding and other natural disasters (which may result in uninsured losses), acts of war and adverse changes in zoning laws and other regulations, many of which are beyond the control of the Company. In addition, real estate investments are relatively illiquid, which means that the ability of the Company to vary its portfolio of hotels in response to changes in economic and other conditions may be limited. If the Company must sell an investment, there can be no assurance that the Company will be able to dispose of it in the time period it desires or that the sale price of any investment will recoup or exceed the amount of the Company's investment.

Risk of Expiration of Ground Leases

     Approximately 55% of the Company's hotel rooms are located on property covered by ground leases with unaffiliated third parties. Although the Company intends to attempt to obtain renewals of the ground leases or the purchase of the real property from the lessor when it considers renewal or purchase to be advantageous, there can be no assurance that the Company will be able to do so. The Company's failure to renew these ground leases or purchase the real property from the lessor could adversely affect the Company's financial performance.

Competition

     The hotel industry is highly competitive. The success of a hotel in its market, in large part, is dependent upon its ability to compete in such areas as reasonableness of room rates, quality of accommodations, service level and convenience of location. The Company's hotels compete with existing hotel facilities in their geographic markets, as well as future hotel facilities that may be developed in proximity to the existing hotels. The Company's hotels generally operate in areas that contain numerous competitors. The Company's hotels compete with numerous other hotels, motels and other lodging establishments  in  their  market  areas.  Chains  such as Days  Inn and  Howard
Johnson,

                                       -8-
C/M:  11752.0018 477989.6
both of which are franchised by HFS, Comfort Inns, Fairfield Inns, Hampton Inns, La Quinta, Motel 6 and Red Roof Inns are direct competitors of the Company's limited-service Travelodge brand hotels and Ramada, Holiday Inn and Quality Inns are direct competitors of the Company's full-service hotels. Demographic, geographic or other changes in one or more of the Company's markets could impact the convenience or desirability of the sites of certain hotels, which would adversely affect the operations of those hotels. There can be no assurance that new or existing competitors will not significantly lower rates or offer greater convenience, services or amenities or significantly expand or improve facilities in a market in which the Company's hotels compete, thereby adversely affecting the Company's operations. In addition, some of the Company's competitors have a larger network of locations and greater resources than the Company. These competitors may generally be able to accept more risk than the Company can prudently manage, including risks with respect to the geographic proximity of its investments. Competition may generally reduce the number of suitable hotel acquisition opportunities offered to the Company and increase the bargaining power of property owners seeking to sell, which could adversely affect the Company's financial performance.

Control by Principal Stockholders

     CL Associates and FSNL together beneficially own 6,033,065 shares of the Company's Common Stock, representing approximately 45% of the outstanding shares of Common Stock, and will have voting and investment power with respect to such stock. Accordingly, CL Associates and FSNL have effective control, subject to the terms of the Amended and Restated Stock Purchase Agreement, dated as of March 14, 1996, by and among CL Associates, FSNL and the Company (the "CL Associates/FSNL Stock Purchase Agreement"), over the election of Directors of the Company and most corporate actions, as well as the outcome of most issues submitted to the Company's stockholders. Certain conflicts of interest may arise between CL Associates, FSNL and their affiliates and the Company. Such conflicts could arise with respect to business dealings between CL Associates, FSNL and their affiliates and the Company and other corporate matters. However, pursuant to the CL Associates/FSNL Stock Purchase Agreement, CL Associates and FSNL have agreed to certain limitations on their activities and certain limits on the exercise of their control over the Company.

Shares Eligible for Future Sale

     As of April 23, 1997, the Company had outstanding 13,397,056 shares of Common Stock. Upon the exercise by the HFS Option Holders of the remaining 366,080 options outstanding as of April 24, 1997 under the HFS Option Plan, the Company will have outstanding an aggregate of approximately 13,763,136 shares of Common Stock, assuming no exercise of outstanding options granted pursuant to the Company's 1994 Stock Option Plan (the "Chartwell Option Plan"). Upon the consummation of the Offering, of the 2,090,719 shares of Common Stock offered hereby, unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act (which sales would be subject to certain volume limitations and other restrictions described below), the 658,929 shares of Common Stock purchased by Baron on March 6, 1997 at a price of $14.00 per share, for a total investment of approximately $9.2 million (the "Baron Private Placement"), will be freely transferable without restriction or further registration under the Securities Act, the 1,000,000 shares of Common Stock purchased by Brahman on January 31, 1997 at a price of $14.00 per share, for a total investment of $14 million (the "Brahman Private Placement"), will be freely transferable without restriction or further registration under the Securities Act after August 1, 1997 and all of the shares of Common Stock issued to the HFS Option Holders under the HFS Option Plan will be freely transferable without restriction or further registration under the Securities Act. In addition, of the 6,033,065 shares of Common Stock held by CL Associates and FSNL, the 1,128,135 shares purchased by CL Associates and FSNL in the Company's February/March 1997 offering (the "Rights Offering") to its existing stockholders of transferable subscription rights (the "Rights") exercisable for shares of common stock at $14.00 per share are currently eligible for resale in the public market, subject to certain volume and other restrictions under Rule 144, 904,930 of the shares of Common Stock held by CL Associates will be eligible for resale in the public market, subject to certain volume and other restrictions under Rule 144, in December 1997, and the remaining 4,000,000 shares of Common Stock held by CL Associates and FSNL will be eligible for resale in the public market, subject to certain volume and other restrictions under Rule 144, in August 1998, but the sale of those 4,000,000 shares in the public market will not be permitted until August 1999 by the terms of the CL Associates/FSNL Stock Purchase Agreement. See "Shares Eligible for Future Sale." No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sales, will have on the market price of the shares of Common Stock from time to time. The sale of substantial amounts of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. See "Shares Eligible for Future Sale."

                                       -9-
C/M:  11752.0018 477989.6

Regulatory Risks

     The lodging industry is subject to numerous federal, state and local government regulations, including building and zoning requirements. Also, the Company is subject to laws governing its relationship with employees, including minimum wage requirements, overtime, working conditions and work permit requirements. An increase in the minimum wage rate, employee benefit costs or other costs associated with employees, could adversely affect the Company. Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. Although the Company has taken actions to comply with the ADA, no assurance can be given that a material ADA claim will not be asserted against the Company. These and other initiatives could adversely affect the Company, as well as the lodging industry in general. The Company is also subject to dramshop statutes or equivalent common law in some jurisdictions that give an injured person the right to recover damages from any establishment that wrongfully served alcoholic beverages to an intoxicated person who causes the injury. The Company believes that its insurance coverage with respect to any such liquor liability is adequate. The Company has hotels that are subject to alcohol sales regulations and/or dramshop statutes in Canada and the following states: California, Florida, Georgia, New Jersey, New York, Oregon, Pennsylvania and Texas.

Dividend Policy

     The Company has never paid any dividends on the Common Stock and does not anticipate paying dividends on the Common Stock in the foreseeable future. In addition, the Company's Credit Facility prohibits the payment of dividends on the Common Stock. See "Dividend Policy."

Environmental Matters

     Various United States Federal, state and local, Canadian and Mexican laws and regulations impose liability on present and former real property owners and operators for the cost of cleaning up or removing contamination caused by hazardous or toxic materials. Under certain of these laws and regulations, liability may be imposed without regard to fault or legality of the original actions, and may be joint and several with other responsible parties. Consequently, the Company could be responsible for payment of the full amount of the liability, whether or not any other responsible party is also liable. The presence of contamination at, adjacent to or near, a property also can affect the valuation of that property or the ability of the owner to sell, lease or obtain financing for the property and may in certain circumstances form the basis for liability to third persons for personal injury or other damages. Some of the Company's hotels are located on or near properties, such as gasoline stations, on which activities have been conducted which have or may have released petroleum products or other hazardous substances into the soil or groundwater. The Company is aware of solid contamination, which the Company believes was caused by unrelated third parties, at several of its hotel sites in the United States and Canada. The Company has not received any notices of liability in connection with such contamination. Based on its present knowledge, the Company does not believe that environmental matters are likely to have a material adverse effect on the Company's business, assets, financial condition or results of operations. However, due to the absence of complete information, possible future changes in laws and regulations, possible future changes in the condition of the Company's properties, and other factors, no assurance can be given that environmental matters will not have a material adverse effect on the Company's business, assets, financial condition or results of operations.

Divestiture and Loss of Voting Rights

     Because the Company was formerly engaged in investing in casino gaming activities, the Company's certificate of incorporation includes provisions that may have the effect of permitting the Company to redeem or require a stockholder of the Company to divest its shares of Common Stock or forfeit its voting rights in certain circumstances where such stockholder's ownership of Common Stock wold adversely affect the Company's ability to secure requisite gaming-related approvals or comply with certain other governmental requirements. These provisions may be waived with the consent of the Company's Board of Directors. See "Description of Capital Stock."



                                      -10-
C/M:  11752.0018 477989.6

                                  THE OFFERING

     This Prospectus relates to the Offering by the Selling Stockholder of 2,090,719 shares of Common Stock.

Common Stock offered by the Selling Stockholders.....  2,090,719 shares


Use of proceeds......................................  The Shares are being offered  hereby solely for the accounts  of the Selling  Stockholders  pursuant to
                                                       certain   investment  and  other  agreements.   The
                                                       Company will not receive any of the  proceeds  from
                                                       the sale of the Shares by the Selling Stockholders.

NASDAQ National Market symbol........................  CHRT


                                 DIVIDEND POLICY

     The Company has never paid any dividends on the Common Stock, other than the dividend of the Rights in the Company's Rights Offering which closed on March 13, 1997. The Company expects to retain its earnings for the development and expansion of its business and the repayment of indebtedness and does not anticipate paying dividends on the Common Stock in the foreseeable future. Any future dividend policy will be determined by the Company's Board of Directors, and the payment of any dividend in the future will be based upon conditions then existing, including the Company's earnings, financial condition and capital requirements, as well as such economic and other factors as the Board of Directors may deem relevant at the time. In addition, the Company's Credit Facility prohibits the payment of dividends on the Common Stock.

                                      -11-
C/M:  11752.0018 477989.6

                          DESCRIPTION OF CAPITAL STOCK

     The following description summarizes certain information regarding the capital stock of the Company. This information does not purport to be complete and is subject in all respect to the applicable provisions of the Delaware
General Corporation Law, as amended (the "DGCL"), the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") and the Company's Amended and Restated Bylaws (the "Bylaws").

     The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, $0.01 par value per share, and 10,000,000 shares of Preferred Stock, $1.00 par value per share. As of April 23, 1997, 13,397,056 shares of Common Stock are outstanding and held of record by approximately 138 persons. The Company has no shares of Preferred Stock issued and outstanding, nor will any shares of Preferred Stock be issued and outstanding upon consummation of the Offering.

Common Stock

     Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors; consequently, the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election.

     Holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Holders of Common Stock have no conversion, redemption or preemptive rights to subscribe to any securities of the Company. All outstanding shares of Common Stock are, and the shares to be sold in the Offering by the HFS Option Holders when issued and paid for will be, validly issued, fully paid and nonassessable. In the event of any liquidation, dissolution or winding up of the affairs of the Company, holders of Common Stock will be entitled to share ratably in the assets of the Company remaining after provision for payment of liabilities to creditors. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of any shares of preferred stock that the Company may issue in the future.

Preferred Stock

     The Certificate of Incorporation authorizes the Board of Directors to create and issue one or more series of Preferred Stock and determine the rights and preferences of each series, to the extent permitted by the Certificate of Incorporation and applicable law. Among other rights, the Board of Directors may determine with respect to any such series of preferred stock (i) the designation of such series; (ii) the rate and time of, and conditions and preferences with respect to, dividends, and whether such dividends are cumulative; (iii) the voting rights, if any, of shares of such series; (iv) the price, timing and conditions regarding the redemption of shares of such series and whether a sinking fund should be established for such series; (v) the rights and preferences of shares of such series in the event of voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; and (vi) the right, if any, to convert or exchange shares of such series into or for stock or securities of any other series or class. Except for any difference so provided by the Board of Directors, the shares of all series of Preferred Stock will rank on a parity with respect to the payment of dividends and to the distribution of assets of liquidation.

     The provisions of any such series of preferred stock could have an adverse effect on the earnings of the Company available for dividends on the Common Stock and for other corporate purposes and on amounts distributable to the holders of Common Stock if the Company were liquidated. Such provisions may also include restrictions on the ability of the Company to pay dividends on, repurchase or redeem shares of Common Stock or other series of preferred stock.

Divestiture and Loss of Voting Rights

     The Certificate of Incorporation contains a provision (the "Gaming Provision") that provides that except as otherwise approved by the Company's Board of Directors, no stockholder who is a "Disqualified Stockholder" would be entitled to vote, directly or indirectly, any shares of the Company's capital stock beneficially owned by such stockholder on any matter. A "Disqualified Stockholder" is defined as any stockholder who (i) owns beneficially five percent or more of the outstanding capital stock of the Company and has not fully cooperated with the Company and/or any regulatory gaming authority with respect to providing information or complying with other similar

                                      -12-
C/M:  11752.0018 477989.6
requests, (ii) is required by any gaming authority to be qualified with respect to any of the Company's or its subsidiaries' gaming licenses or authorizations (collectively, the "Gaming Licenses") and who has neither been qualified by nor obtained a waiver of qualification from each gaming authority requiring such qualification (a "Waiver") in a timely manner, (iii) has been found unsuitable or disqualified by any gaming authority with respect to any Gaming Licenses, if such finding has not been reversed, vacated or superseded or (iv) is not a United States citizen (as defined under the Shipping Act or the Merchant Marine
Act) and who acquires beneficial ownership of shares of the Company's capital stock, which when aggregated with all other shares of the Company's capital stock that are owned by non-U.S. citizens, represents more than 25% of the Company's outstanding capital stock (such shares of capital stock in excess of 25% of the Company's outstanding capital stock being the "Disqualifying Excess Shares"). Shares of the Company's capital stock held by a Disqualified Stockholder should not be considered as outstanding stock entitled to vote for any purpose.

     In addition, under the Gaming Provision, the Company has the right, upon written notice, to require that a Disqualified Stockholder that holds "Publicly-traded Securities" dispose of any and all (of the Disqualifying Excess Shares in the case of a Disqualified Stockholder described in (iv) above) of the Company's Publicly-traded Securities held by such Disqualified Stockholder. "Publicly-traded Securities" are defined as any securities that are listed or admitted to trading on any national securities exchange or are quoted on the NASDAQ.

     The Company also has the right, at its option, to call for redemption any or all of the shares (or the Disqualifying Excess Shares in the case of a Disqualified Stockholder described in (iv) above) of the Company's capital stock beneficially owned by a Disqualified Stockholder. Generally, the "Redemption Price" paid to the Disqualified Stockholder for each share of capital stock, in the case of exchange-listed or NASDAQ-quoted stock, would be equal to the average closing price of such shares for the 20-day period preceding the date of the notice of redemption, and if the stock were not listed or quoted, then the Redemption Price would be the fair market value as determined by the Company's Board of Directors. The Company has the right to pay the Redemption Price to the Disqualified Stockholder in cash, property or rights, including securities of the Company, as the Board of Directors might determine. If, on the date set for redemption, a holder failed to deliver the certificates for the shares to be redeemed properly endorsed for transfer, the payment to be delivered by the Company would be set aside to be delivered to the holder, without interest, upon surrender of the certificates. Unsurrendered certificates would no longer represent outstanding shares, the right to receive further dividends with respect to those shares would cease, and all rights of the person holding those shares would cease, except for the right to receive the payment that had been set aside with respect to those shares.

Classified Directors

     The Certificate of Incorporation provides that the number of directors shall not be less than three nor more than 15 and, within such limits and subject to the rights of holders of any class or series of preferred stock, the number may be fixed from time to time by the Board of Directors of the Company. The Certificate of Incorporation provides that directors shall be divided into three classes, designated Class I, Class II and Class III, each class consisting, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Each director serves for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected, provided that directors originally designated as Class I, Class II and Class II, directors, respectively, serve for a term ending on the date of the first, second and third annual meeting, respectively, following the effective date of the Certificate of Incorporation.

     With a classified Board of Directors, at least two annual meetings of stockholders, instead of one, are generally required to effect a change in a majority of the Board of Directors. As a result, a classified Board of Directors may discourage proxy contests for the election of directors or purchases of a substantial block of the Common Stock because it limits the ability to obtain control of the Board of Directors of the Company in a relatively short period of time. The classification provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company. In addition, because under Delaware law a director serving on a classified Board of Directors may be removed only for cause, a classified Board of Directors would delay stockholders who do not agree with the policies of the Board of Directors from replacing a majority of the Board of Directors for two years, unless it could be demonstrated that the directors should be removed for cause and the requisite vote of stockholders were obtained. Such a delay may help ensure that the Board of Directors of the Company, if confronted by a person conducting a proxy contest or pursuing an extraordinary corporate transaction, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it

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



believes is the best interests of the Company and its stockholders. Approval of the Board of Directors as well as an 80% stockholder vote is required to amend the director classification provisions of the Certificate of Incorporation.

Special Meetings of Stockholders; Action by Written Consent; Advance Notice Provisions

     The Certificate of Incorporation and Bylaws provide that special meetings of stockholders of the Company may only be called by the Board of Directors or the Chairman of the Board of the Company. The Certificate of Incorporation also requires that stockholder action be taken at a meeting of stockholders and prohibits stockholder action by written consent. The Bylaws provide that stockholder nominations of directors and stockholder proposals to conduct business at a stockholder' meeting must be given in advance of the meeting within the time period and in the manner provided for in the Bylaws. Approval of the Board of Directors as well as an 80% stockholder vote would be required to amend any of the foregoing provisions.

Liability of Directors; Indemnification

     The Company's Certificate of Incorporation contains a provision that eliminates the personal liability of a director to the Company and its stockholders for breaches of fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Delaware law, however, this provision does not eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under the DGCL statutory provision making directors personally liable, under a negligence standard, for unlawful payment of dividends or unlawful stock repurchase or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the Company protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above), including grossly negligent business decisions made in connection with takeover proposals for the Company. As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     The Certificate of Incorporation also provides that each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Company to the fullest extent permitted by the DGCL. Under the DGCL and the Bylaws, the right to indemnification includes the right to be paid by the Company the expenses incurred in defending in any such proceeding in advance of its final disposition to the fullest extent permitted by the DGCL. The Certificate of Incorporation provides further that, by action of the Board of Directors, the Company may provide indemnification to such officers, employees and agents of the Company to the extent that, in the determination of the Board of Directors, indemnification is appropriate and authorized under the DGCL.

                         SHARES ELIGIBLE FOR FUTURE SALE

     As of April 23, 1997, the Company had outstanding 13,397,056 shares of Common Stock. Upon the exercise by the HFS Option Holders of the remaining 366,080 options outstanding as of April 24, 1997 under the HFS Option Plan, the Company will have outstanding an aggregate of approximately 13,763,136 shares of Common Stock, assuming no exercise of outstanding options granted pursuant to the Chartwell Option Plan. Upon the consummation of the Offering, of the 2,090,719 shares of Common Stock offered hereby, unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act (which sales would be subject to certain volume limitations and other restrictions described below), the 658,929 shares of Common Stock purchased by Baron in the Baron Private Placement will be freely transferable without restriction or further registration under the Securities Act, the 1,000,000 shares of Common Stock purchased by Brahman in the Brahman Private
Placement will be freely transferable without restriction or further registration under the Securities Act after August 1, 1997 and all of the shares of Common Stock issued to the HFS Option Holders under the HFS Option Plan will be freely transferable without restriction or further registration under the Securities Act. In addition, of the 6,033,065 shares

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



of Common Stock owned by CL Associates and FSNL, the 1,128,135 shares purchased by CL Associates and FSNL in the Rights Offering are currently eligible for resale in the public market, subject to certain volume and other restrictions under Rule 144, 904,930 of the shares of Common Stock held by CL Associates will be eligible for resale in the public market, subject to certain volume and other restrictions under Rule 144, in December 1997, and the remaining 4,000,000 shares of Common Stock held by them will be eligible for resale in the public market, subject to certain volume and other restrictions under Rule 144 in August 1998, but the sale of those 4,000,000 shares in the public market will be not permitted until August 1999 by the terms of the CL Associates/FSNL Stock Purchase Agreement.

     In general, under Rule 144 as currently in effect, a person, including a person who may be deemed an "affiliate" of the Company, who has held restricted shares for two years may sell such shares, subject to certain volume limitations and other restrictions, without registering them under the Securities Act. Rule 144 generally also permits sales of restricted shares, without any volume limitations, by a person who has not been an "affiliate" of the Company for at least three months preceding the sale of such shares and who has held those restricted shares for at least three years. Pursuant to the terms of a registration rights agreement, each of CL Associates or FSNL (or its assignee) will be entitled to certain demand registration rights with respect to shares of Common Stock held by them. In addition to these demand registration rights, each of CL Associates and FSNL (or its assignees) will be, subject to certain limitations, entitled to register shares of Common Stock in connection with future registration statements prepared by the Company to register its equity securities.

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



                              SELLING STOCKHOLDERS

     This Prospectus relates to the offer and sale by Baron and Brahman of up to 658,929 and 1,000,000 shares of Common Stock, respectively, which shares were acquired by Baron in the Baron Private Placement and by Brahman in the Brahman Private Placement.

     This Prospectus also relates to the offer and sale by the HFS Option Holders, including the Affiliate Selling Stockholders, of up to 431,790 shares of Common Stock which have been, or may be, acquired by the HFS Option Holders in accordance with the HFS Option Plan. At the time of the Distribution, the Company agreed to reserve for future issuance and to issue up to 433,290 shares of Common Stock to the HFS Option Holders in connection with the exercise of then outstanding options to purchase shares of HFS common stock which were granted pursuant to the HFS Option Plan (such options were adjusted, as of the effective date of the Distribution and as a result of the Distribution, so that the holders of such options would be entitled, upon exercise thereof, to receive one share of Common Stock for every ten shares of HFS common stock purchased upon such exercise, subject to further adjustment in certain circumstances).

     The table below sets forth certain information regarding the beneficial ownership of the Shares by each Selling Stockholder prior to the Offering and adjusted to give effect to the sale of all of the Shares offered hereby. The Shares are being registered to permit public secondary trading of the Shares and the Selling Stockholders may offer the Shares for sale from time to time. See "Plan of Distribution."

                                                                          Number of
                                             Number of                  Shares to be    Number of
                                             Shares of     Percentage  Offered for the Shares to be  Percentage to
                                            Common Stock  Beneficially Account of the  Owned after  be Beneficially
                                            Beneficially  Owned Before     Selling         this       Owned after
Name                                         Owned (1)      Offering     Stockholder     Offering    this Offering
-------------------------------------------------------------------------------------------------------------------

Baron Asset Fund..........................       783,000      5.84%          658,929     124,071           *
Quota Fund N.V. - "Brahman" ..............       167,900      1.25%          167,900        0              *
Brahman Partners II, L.P..................       224,100      1.67%          224,100        0              *
B-Y Partners, L.P.........................       262,700      1.96%          262,700        0              *
Brahman Institutional Partners, L.P.......       253,400      1.89%          253,400        0              *
Brahman Partners II Offshore, Ltd.........        91,900        *             91,900        0              *
Steven J. Belmonte........................         4,300        *              4,300        0              *
James E. Buckman..........................        12,320        *             12,320        0              *
Gregory D. Casserly.......................        10,900        *             10,900        0              *
Scott E. Forbes...........................         3,200        *              3,200        0              *
Stephen P. Holmes(2)......................        24,200        *             24,000       200             *
Frances M. Lang...........................         2,400        *              2,400        0              *
Jeanne M. Murphy..........................         3,270        *              3,200        70             *
Douglas L. Patterson......................         3,860        *              3,860        0              *
Eric E. Pfeffer...........................         4,400        *              4,400        0              *
John J. Russell...........................         4,050        *              4,050        0              *
Henry R. Silverman(3).....................       283,372      2.08%          278,200      5,172            *
Richard A. Smith..........................         8,000        *              8,000        0              *
John D. Snodgrass.........................        72,960        *             72,960        0              *

---------------------
*   Less than 1%.

(1) The information contained in this table reflects "beneficial" ownership of the Common Stock within the meaning of Rule 13d- 3 under the Exchange Act. On April 23, 1997, the Company had 13,397,056 shares of Common Stock outstanding. Beneficial ownership information reflected in the table above includes shares issuable upon the exercise of outstanding stock options granted under the HFS Option Plan.
(2) Mr. Holmes, who is the Vice Chairman of HFS, is a Director of the Company and an Affiliate Selling Stockholder.
(3) Includes 5,172 shares of Common Stock in two retirement plans whose sole beneficiary is Mr. Silverman. Mr. Silverman, who is the Chairman and Chief Executive Officer of HFS, is a Director of the Company and an Affiliate Selling Stockholder.

     The names of any other Affiliate Selling Stockholders who may be deemed to be affiliates of the Company, as defined in Rule 405 under the Securities Act, and the shares of Common Stock beneficially owned by them, the

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



shares of Common Stock offered by them and the shares of Common Stock to be beneficially owned by them after completion of any offering will be set forth in an accompanying Prospectus Supplement.

                              PLAN OF DISTRIBUTION

     The Company will not receive any proceeds from this Offering. The shares of Common Stock offered hereby may, upon compliance with applicable "Blue Sky" laws, be sold by the Selling Stockholders from time to time in one or more transactions on NASDAQ National Market or otherwise and at market prices and on terms then prevailing or at prices related to such prevailing market prices, at a fixed offering price (which may be changed at any time or from time to time), at varying prices determined at the time of sale, or at negotiated prices. Such prices will be determined by the Selling Stockholders or by agreement between the Selling Stockholders and any underwriters or dealers and the criteria used by them to establish prices are likely to include subjective factors.

     The Shares may be sold in one or more of the following types of transaction: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) a distribution in accordance with the rules of NASDAQ National Market; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales and any commissions received by them and any profit on the resale of the shares may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any of the Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. The Selling Stockholders will pay any transaction costs associated with effecting any sales that occur.

     Upon the Company being notified by a Selling Stockholder or several Selling Stockholders that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or purchases by a broker or a dealer, a supplemental prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (i) the name or names of such Selling Stockholder or Selling Stockholders and of the participating broker-dealer(s), (ii) the number of Shares involved, (iii) the price at which such Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction.

     To comply with the applicable securities laws of certain states, the Shares may only be sold through registered or licensed brokers or dealers in those states. In addition, in certain states the Shares may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and is satisfied.

     Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously bid for or purchase securities of the same class for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-2, 10b-6 and 10b-7, in connection with transactions in the Shares during the effectiveness of the Registration Statement that includes this Prospectus. All the foregoing may affect the marketability of the Common Stock and any market-making activities with respect to the Common Stock.

     The Selling Stockholders are not restricted as to the price or prices at which they may sell their shares. Sales of such shares may have an adverse effect on the market price of the Common Stock. Moreover, the Selling Stockholders are not restricted as to the number of shares that may be sold at any time, and it is possible that a significant number of shares could be sold at the same time, which may have an adverse effect on the market price of the Common Stock.

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



     The Company has undertaken to file and has declared effective the Registration Statement that includes this Prospectus pursuant to Rule 415 under the Securities Act. The Company has agreed to pay all fees and expenses incident to the registration of the Shares covered by this Prospectus.

     Brahman has agreed with the Company that, until August 1, 1997, it will not sell, transfer or otherwise dispose of, directly or indirectly, the 1,000,000 shares of Common Stock that it purchased in the Brahman Private Placement without the prior written consent of the Company.

     Pursuant to the terms of Securities Purchase Agreement, dated January 31, 1997, between the Company and Brahman (the "Brahman Purchase Agreement") and the Securities Purchase Agreement, dated March 6, 1997, between the Company and Baron (the "Baron Purchase Agreement" and together with the Brahman Purchase Agreement, the "Purchase Agreements"), the Company has agreed to pay all expenses relating to this registration, other than underwriting discounts and commissions and any transfer taxes on the Shares being offered. The Purchase Agreements also provide for reciprocal indemnification between the Company, on the one hand, and Brahman and Baron on the other hand, against certain liabilities in connection with the Registration Statement of which this Prospectus is a part, including liabilities under the Securities Act.

                                  LEGAL MATTERS

     The validity of the Common Stock has been passed upon for the Company by Battle Fowler LLP, New York, New York. Martin L. Edelman, who is the President and a Director of the Company, is also of counsel to Battle Fowler LLP.

                                     EXPERTS

     The consolidated financial statements of the Company as of December 31, 1996 and 1995 and each of the three years in the period ended December 31, 1996 incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing therein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The consolidated financial statements of Travelodge/Thriftlodge as of January 23, 1996 and for the period February 1, 1995 to January 23, 1996 incorporated by reference in this Prospectus and the registration statement have been audited by Deloitte & Touche LLP, independent auditors, stated in their report appearing therein, and have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting. The consolidated financial statements of Travelodge/Thriftlodge for the year ended January 31, 1995 incorporated by reference in this Prospectus have been so included in reliance upon the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing. The consolidated financial statements of Capital Properties Limited Partnership as of September 30, 1996 and 1995 and each of the three years in the period ended September 30, 1996 incorporated by reference in this Prospectus and the related financial statement schedules included therein have been audited by Deloitte & Touche, independent auditors, as stated in their reports appearing therein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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



                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

14. Other Expenses of Issuance and Distribution

     The following table shows all expenses of the issuance and  distribution of
the  securities   offered  hereby,   other  than   underwriting   discounts  and
commissions:


Securities and Exchange Commission ("SEC") filing fee......  $     8,514
                                                              ----------

Legal fees and expenses....................................       20,000
                                                              ----------

Accounting fees and expenses...............................        5,000
                                                              ----------

Miscellaneous expenses.....................................        1,486
                                                              ----------

     Total.................................................  $    35,000
                                                              ==========


     All expenses other than the SEC filing fee have been estimated for purposes of this filing. All expenses will be paid by the Company.

15. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law ("DGL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with action, suit or proceeding if the person indemnified acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such an action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstance of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which a director or officer may be entitled under any corporation's by-law, agreement, vote or otherwise.

     In accordance with Section 145 of the DGCL, Article 10 of the Company's Restated Certificate of Incorporation (the "Restated Certificate") and Article VIII of the Company's Amended and Restated Bylaws (the "Bylaws") provide that the Company shall indemnify to the fullest extent permitted under the DGCL any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in , or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification provided by the Restated Certificate and the Bylaws shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any other agreement, vote or otherwise. Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director or officer of the Company) or may (in the case of any action, suit or proceeding against

                                      II-1
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



an employee or agent) be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors of the Company upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company. Article 10 of the Restated Certificate provides that neither the amendment nor repeal of the above-referenced provisions of the Restated Certificate shall eliminate or reduce the effect of such provisions in respect of any matter occurring before such amendment or repeal.

16. Exhibits and Financial Statement Schedules

    (a)  Exhibits:

      Exhibit
      Number                         Description

        2.1 Transfer and Distribution Agreement, dated as of November 22, 1994, between the Company and HFS. (Incorporated by reference to the Company's Current Report on Form 8-K, dated December 2, 1994, Exhibit 2.1).

        2.2 Agreement and Plan of Merger and Reorganization, dated as of January 17, 1995, by and among Boomtown, Tweety Sub, Inc. and the Company. (Incorporated by reference to the Company's Current Report on Form 8-K, dated February 1, 1995, Exhibit 2.1).

        2.3 Agreement and Plan of Merger by and among National Gaming Corp., NGC Acquisition Corp. and Par-A-Dice Gaming Corporation, dated December 28, 1994. (Incorporated by reference to the Company's annual Report on Form 10-K, dated December 31, 1994, Exhibit 2.3).

        2.4 Stock Purchase Agreement, dated as of December 19, 1995, between Forte USA, Inc. and the Company. (Incorporated by reference to the Company's Current Report on Form 8-K, dated January 23, 1996, Exhibit 2.1).

        2.5 Amendment No. 1 to Stock Purchase Agreement, dated as of January 1996, between Forte USA, Inc. and the Company. (Incorporated by reference to the Company's Current Report on Form 8-K, dated January 23, 1996, Exhibit 2.2)

        2.6 Stock Purchase Agreement, dated as of December 20, 1995, by and between Chartwell Leisure Associates L.P. II and the Company. (Incorporated by reference to the Company's Annual Report on Form 10-K, dated December 31, 1995, Exhibit 2.6).

        2.7 Stock Purchase Agreement, dated as of February 14, 1996, by and between Chartwell Leisure Associates L.P. II, FSNL LLC and the Company. (Incorporated by reference to the Company's Annual Report on Form 10-K, dated December 31, 1995, Exhibit 2.7).

        2.8 Form of Amended and Restated Stock Purchase Agreement, dated as of March 14, 1996, by and among Chartwell Leisure Associates L.P. II, FSNL LLC and the Company. (Incorporated by reference to the Company's Annual Report on Form 10-K, dated December 31, 1995, Exhibit 2.8).

        2.9 Securities Purchase Agreement, dated as of January 31, 1997, among the Company and the Investors listed there. (Incorporated by reference to Amendment No. 1 to Company's Registration Statement on Form S-3 (File No. 333-16661), dated February 10, 1997, Exhibit 2.9).

        2.10. Securities Purchase Agreement, dated as of February 6, 1997, between the Company and Baron Asset Fund. (Incorporated by reference to the Company's Annual Report on Form 10-K, dated December 31, 1996, Exhibit 2.10).

        2.11 Contract of Sale, dated as of July 17, 1996, by and among Capital Properties Limited Partnership, Syndicated Capital Properties, Inc., Syncap Properties Inc., Tegrad Properties (Winnipeg) Inc., Tegrad Montreal I Inc., 1002370 Ontario, Inc. and Chartwell Canada Corp. (Incorporated by reference to the Company's Current Report on Form 8-K/A, dated October 1, 1996,
                Exhibit 2.1).



                                      II-2
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





        4.1 Form of Common Stock Certificate. (Incorporated by reference to Amendment No. 2 to the Company's Registration Statement on Form 10/A (File No. 0-024794), dated November 2, 1994, Exhibit 4.1).

        5.1 Opinion of Battle Fowler LLP regarding the legality of the securities being registered.*

        23.1(a) Consent of Deloitte & Touche LLP.*

        23.1(b) Consent of Deloitte & Touche.*

        23.2 Consent of Battle Fowler LLP (included in its opinion filed as Exhibit 5.1 hereto).*

        23.3    Consent of Price Waterhouse LLP.*

        24.1    Powers of Attorney (included on the signature pages hereto).*

--------------

*Filed herewith.

    (b)  Financial Statement Schedules:

     All other schedules have been omitted because they are not applicable, or are not required, or the information is shown in the Financial Statements or the Notes thereto.

17. Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or event arising after the effective date of this Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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




          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

                                      II-4
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



                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 25, 1997.


                              CHARTWELL LEISURE INC.
                              (Registrant)


                              By: /s/ RICHARD L. FISHER
                                  -----------------------
                                       Richard L. Fisher
                                         Chairman of the Board of Directors and
                                         Chief Executive Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Richard L. Fisher and Martin L. Edelman, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person in his name, place and stead, in any and all capacities, in connection with the Registrant's Registration Statement on Form S-3 under the Securities Act of 1933, as amended, including, without limiting the generality of the foregoing, to sign the Registration Statement in the name and on behalf of the Registrant or on behalf of the undersigned as a director or officer of the Registrant, and any and all amendments or supplements to the Registration Statement, including any and all stickers and post-effective amendments to the Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities as the Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          Signature                           Title                   Date

                                      Chairman of the Board of   April 25, 1997
   /s/ Richard L. Fisher                Directors and Chief
----------------------------------      Executive Officer
          Richard L. Fisher             (principal executive
                                        officer)

   /s/ Martin L. Edelman              Director and President     April 25, 1997
----------------------------------
          Martin L. Edelman

                                      Chief Financial Officer    April 25, 1997
   /s/ Kenneth J. Weber                 (principal financial and
-----------------------------------     accounting officer)
          Kenneth J. Weber

                                      Director                   April 25, 1997
   /s/ Henry R. Silverman
-----------------------------------
          Henry R. Silverman


                                      II-5
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



          Signature                           Title                   Date

                                      Director                   April 25, 1997
   /s/ Stephen P. Holmes
-----------------------------------
          Stephen P. Holmes

                                      Director                   April 25, 1997
   /s/ Marc E. Leland
-----------------------------------
          Marc E. Leland

                                      Director                   April 25, 1997
   /s/ Michael J. Kennedy
-----------------------------------
          Michael J. Kennedy

                                      Director                   April 25, 1997
   /s/ Dr. Guido Goldman
-----------------------------------
          Dr. Guido Goldman

                                      Director                   April 25, 1997
   /s/ Rachel Robinson
-----------------------------------
          Rachel Robinson

   /s/ Arnold Fisher                  Director                   April 25, 1997
-----------------------------------
          Arnold Fisher



                                      II-6
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




                                  EXHIBIT INDEX

      Exhibit
      Number                             Description

        2.1 Transfer and Distribution Agreement, dated as of November 22, 1994, between the Company and HFS. (Incorporated by reference to the Company's Current Report on Form 8-K, dated December 2, 1994, Exhibit 2.1).

        2.2 Agreement and Plan of Merger and Reorganization, dated as of January 17, 1995, by and among Boomtown, Tweety Sub, Inc. and the Company. (Incorporated by reference to the Company's Current Report on Form 8-K, dated February 1, 1995, Exhibit 2.1).

        2.3 Agreement and Plan of Merger by and among National Gaming Corp., NGC Acquisition Corp. and Par-A-Dice Gaming Corporation, dated December 28, 1994. (Incorporated by reference to the Company's annual Report on Form 10-K, dated December 31, 1994, Exhibit 2.3).

        2.4 Stock Purchase Agreement, dated as of December 19, 1995, between Forte USA, Inc. and the Company. (Incorporated by reference to the Company's Current Report on Form 8-K, dated January 23, 1996, Exhibit 2.1).

        2.5 Amendment No. 1 to Stock Purchase Agreement, dated as of January 1996, between Forte USA, Inc. and the Company. (Incorporated by reference to the Company's Current Report on Form 8-K, dated January 23, 1996, Exhibit 2.2)

        2.6 Stock Purchase Agreement, dated as of December 20, 1995, by and between Chartwell Leisure Associates L.P. II and the Company. (Incorporated by reference to the Company's Annual Report on Form 10-K, dated December 31, 1995, Exhibit 2.6).

        2.7 Stock Purchase Agreement, dated as of February 14, 1996, by and between Chartwell Leisure Associates L.P. II, FSNL LLC and the Company. (Incorporated by reference to the Company's Annual Report on Form 10-K, dated December 31, 1995, Exhibit 2.7).

        2.8 Form of Amended and Restated Stock Purchase Agreement, dated as of March 14, 1996, by and among Chartwell Leisure Associates L.P. II, FSNL LLC and the Company. (Incorporated by reference to the Company's Annual Report on Form 10-K, dated December 31, 1995, Exhibit 2.8).

        2.9 Securities Purchase Agreement, dated as of January 31, 1997, among the Company and the Investors listed there. (Incorporated by reference to Amendment No. 1 to Company's Registration Statement on Form S-3 (File No. 333-16661), dated February 10, 1997, Exhibit 2.9).

        2.10. Securities Purchase Agreement, dated as of February 6, 1997, between the Company and Baron Asset Fund. (Incorporated by reference to the Company's Annual Report on Form 10-K, dated December 31, 1996, Exhibit 2.10).

        2.11 Contract of Sale, dated as of July 17, 1996, by and among Capital Properties Limited Partnership, Syndicated Capital Properties, Inc., Syncap Properties Inc., Tegrad Properties (Winnipeg) Inc., Tegrad Montreal I Inc., 1002370 Ontario, Inc. and Chartwell Canada Corp. (Incorporated by reference to the Company's Current Report on Form 8-K/A, dated October 1, 1996,
                Exhibit 2.1).

        4.1 Form of Common Stock Certificate. (Incorporated by reference to Amendment No. 2 to the Company's Registration Statement on Form 10/A (File No. 0-024794), dated November 2, 1994, Exhibit 4.1).

        5.1 Opinion of Battle Fowler LLP regarding the legality of the securities being registered.*

        23.1(a) Consent of Deloitte & Touche LLP.*

        23.1(b) Consent of Deloitte & Touche.*



C/M:  11752.0018 477989.6

        23.2 Consent of Battle Fowler LLP (included in its opinion filed as Exhibit 5.1 hereto).*

        23.3    Consent of Price Waterhouse LLP.*

        24.1    Powers of Attorney (included on the signature pages hereto).*

--------------

*Filed herewith.


C/M:  11752.0018 477989.6
                                        2